UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2019

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-31560	98-0648577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland	D02 NX53
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.00001 per share	STX	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Toshiba Memory Holdings Corporation Redemption

On June 17, 2019, Seagate Technology plc (the “Company”) received approximately $1.35 billion in cash from Toshiba Memory Holdings Corporation (“TMHC”) for the redemption of all of the outstanding shares of non-convertible preferred stock of TMHC held by the Company. The proceeds from the redemption include the original principal and accrued payment-in-kind income before taxes. The Company acquired the non-convertible preferred stock for approximately $1.27 billion on May 31, 2018 in the acquisition of Toshiba Memory Corporation, a subsidiary of TMHC, with a consortium of investors led by Bain Capital Private Equity. The Company’s investment in Toshiba Memory Corporation was subsequently transferred to TMHC.

The product supply agreement for NAND flash memory the Company entered into with Toshiba Memory Corporation remains in effect and is not impacted by the redemption of the non-convertible preferred stock.

Reduction of Capital and Creation of Distributable Reserves

As previously reported, on April 25, 2019, shareholders at the Company’s Extraordinary General Meeting of Shareholders approved the reduction of Company capital and creation of distributable reserves. The reduction of Company capital remained subject to confirmation by the Irish High Court. On May 30, 2019, the Irish High Court confirmed this reduction of Company capital and the court order was filed with the Companies Registration Office in Ireland.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

Date: June 18, 2019	By:	/s/ Gianluca Romano
	Name:	Gianluca Romano
	Title:	Executive Vice President and Chief Financial Officer